[FORM OF FACE OF SECURITY]

AMERICAN BANKNOTE CORPORATION (FORMERLY UNITED
STATES BANKNOTE CORPORATION)

10-3/8% SENIOR NOTE DUE JANUARY 31, 2005

No. _________________	$______________________	CUSIP 024490 AE 4

          American Banknote Corporation (formerly United States Banknote Corporation), a Delaware corporation ("ABN" which term includes any successor corporation under the Indenture hereinafter referred to), promises to pay to ___________________ or registered assigns, the principal amount of ____________ dollars on January 31, 2005.

           Interest Payment Dates: June l and December 1, commencing December 1, 2002

           Record Dates: May 15 and November 15.

          Reference is hereby made to the further provisions of this Security set forth on the reverse hereof which further provisions shall for all purposes have the same effect as if set forth at this place.

          IN WITNESS WHEREOF, ABN has caused this Security to be signed manually or by facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

AMERICAN BANKNOTE CORPORATION By Name: Title:

[SEAL]	Attest Name: Title:

Dated:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION
This is one of the Securities referred to in the within-mentioned Indenture.

HSBC Bank USA, not in its individual
capacity but solely as successor indenture
trustee

By
          Authorized Officer

[FORM OF REVERSE SIDE OF SECURITY]

10-3/8% Senior Note due JANUARY 31, 2005

1.	Interest

          American Banknote Corporation (formerly United States Banknote Corporation), a Delaware corporation ("ABN"), promises to pay interest on the principal amount of this Security at the rate per annum shown above. Interest will be payable semiannually on each interest payment date, commencing December 1, 2002. Pursuant to the Plan, interest on the Securities will accrue from the most recent interest payment date as to which interest has been paid on such Securities, or if no interest has been paid on a Security attributable to the period commencing on or after August 1, 2002, then from August 1, 2002; provided that, if there is no existing Event of Default in the payment of interest and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          ABN shall pay interest on overdue principal and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the Securities.

2.	Method of Payment

          ABN will pay interest on the Securities (except defaulted interest) to the persons who are registered Holders at the close of business on May 15 and November 15 immediately preceding the interest payment date even if the Security is cancelled on registration of transfer or registration of exchange (other than with respect to the purchase of Securities pursuant to an offer to purchase securities made in connection with Sections 5.14 or 5.15 of the Indenture after such record date). Holders must surrender Securities to a Paying Agent to collect principal payments. ABN will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, ABN may pay principal and interest by its check payable in such money. It may mail an interest payment to a Securityholder's registered address. Notwithstanding the foregoing, ABN may issue PIK Securities in lieu of the payment of cash interest under the circumstances contemplated by Section 2.02 or 5.01 of the Indenture.

3.	Paying Agent and Registrar

          Initially, the Trustee will act as Paying Agent and Registrar. ABN may appoint and change any Paying Agent or Registrar without notice, other than notice to the Trustee. ABN or any Subsidiary or an Affiliate of either of them may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture

          ABN issued the Securities under an Indenture, dated as of May 15, 1992 (as amended and supplemented, the "Indenture"), between ABN and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended and as in effect on the date of the Indenture (the "TIA") and as provided in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

          The Securities are general obligations of U.S. Banknote limited to $126,500,000 aggregate principal amount, plus PIK Securities. Payment on the Securities is secured pursuant to the Pledge Agreements.

5.	Optional Redemption

          The Securities are redeemable as a whole, or from time to time in part, at any time at the option of ABN at 100% of principal amount together with accrued and unpaid interest to the Redemption Date.

6.	Notice of Redemption

          Notice of redemption will be mailed at least 15 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder's registered address. Securities may be redeemed in part in principal amounts of $1.00 or an integral multiple of $1.00 of principal amount.

7.	Requirement that ABN Offer to Purchase Securities under Certain Circumstances

          Subject to the terms and conditions of the Indenture, ABN shall become immediately obligated to offer to purchase the Securities pursuant to Section 5.14 of the Indenture after the occurrence of a Change in Control of ABN at a price equal to 101% of aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase. In addition, to the extent that there are Excess Proceeds from Major Asset Sales which are not reinvested, ABN will be obliged to offer to purchase Securities at 100% of principal amount plus accrued interest, in accordance with Section 5.15 of the Indenture.

8.	Denominations; Transfer; Exchange

          The Securities are in registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000, except that PIK Securities and Securities issued pursuant to the Plan may be in integral multiples of $1.00. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed.

9.	Persons Deemed Owners

          The registered Holder of this Security may be treated as the owner of this Security for all purposes.

10.	Amendment: Waiver

          Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time outstanding and (ii) certain defaults or noncompliance with certain provisions may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Securities at the time outstanding. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, ABN and the Trustee may amend the Indenture or the Securities to cure any ambiguity, defect or inconsistency, or to comply with Article 6 of the Indenture, or to provide for uncertificated Securities in addition to certificated Securities, or to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Securityholder.

11.	Defaults and Remedies

          Under the Indenture, Events of Default include (i) default in payment of the principal amount, premium if any, or interest, in respect of the Securities when the same becomes due and payable subject, in the case of interest, to the grace period contained in the Indenture; (ii) failure by ABN to comply with other agreements in the Indenture or the Securities, subject to notice and lapse of time; (iii) certain events of acceleration prior to maturity of certain indebtedness; (iv) certain final judgments which remain undischarged; or (v) certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee, or the Holders of at least 25% in aggregate principal amount of the Securities at the time outstanding, may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities becoming due and payable immediately upon the occurrence of such Events of Default.

          Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities at the time outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of amounts specified in clause (i) above) if it determines that withholding notice is in their interests.

12.	Trustee Dealings with ABN

          Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by ABN or its Affiliates and may otherwise deal with ABN or its Affiliates with the same rights it would have if it were not Trustee.

13.	No Recourse Against Others

          A director, officer, employee or stockholder, as such, of ABN shall not have any liability for any obligations of ABN under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

14.	Authentication

          This Security shall not be valid until an authorized officer of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Security.

15.	Abbreviations

          Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gift to Minors Act).

16.	Pledge Agreement

          Each Holder by accepting this Security agrees to all of the terms and provisions of the Pledge Agreement as the same may be amended or supplemented pursuant to the provisions of the Pledge Agreement and the Indenture. The Trustee and each of the Securityholders acknowledge that a release of Collateral in accordance with the terms of the Pledge Agreement will not be deemed for any purpose to be an impairment of the security under the Indenture.

17.	Unclaimed Money

          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to ABN at its request. After that, Holders entitled to money must look to ABN for payment.

18.	Discharge Prior to Maturity

          If ABN deposits with the Trustee or Paying Agent money or U.S. Government Obligations sufficient to pay the principal of and interest on the Securities to maturity, ABN will be discharged from the Indenture except for certain Sections thereof.

19.	Successor

          When a successor Person to ABN assumes all the obligations of its predecessor under the Securities and the Indenture such predecessor shall be released from those obligations.

20.	Governing Law

          THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to: (Insert assignee's social security or tax I.D. number) (print or type assignee's name, address and zip code)

and irrevocably appoint ________________________________ agent to transfer this Security on the books of ABN (formerly United States Banknote Corporation). The agent may substitute another to act for him.

Dated:	Signature: (Sign exactly as your name appears on the other side of this Security)

Signature Guarantee

OPTION OF HOLDER TO ELECT PURCHASE

          If you wish to elect to have all or any portion of this Security purchased by ABN (formerly United States Banknote Corporation) pursuant to Section 5.14 ("Change of Control Offer") or Section 5.15 ("Excess Proceeds Offer") of the Indenture, check the applicable boxes:

|__|	Section 5.14	|__|	Section 5.15:

in whole	|__|	in whole	|__|

in part	|__|	in part	|__|

amount to be purchased: $__________	amount to be purchased: $__________

Dated:	Signature: (Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Social Security Number or
Taxpayer Identification Number: